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                                   EXHIBIT 99.9

                            CENTURA SOFTWARE CORPORATION
                                   PRESS RELEASE

         "SHAREHOLDER MEETING GETS CENTURA READY FOR NEXT STAGE OF GROWTH"

REDWOOD SHORES, CA (BUSINESS WIRE) JUNE 26, 1998 --- Centura Software Corporation (NASDAQ:CNTR / formerly Gupta Corporation) announced the successful completion of the 1998 annual shareholder's meeting in Redwood Shores, California. The shareholders voted on and approved several motions, which reinforce and strengthen the company's position and direction.

All of the items which management put to a shareholder vote were approved. This includes:

     1    Re-Election of the current Board of Directors
     2 Approval of amendments to existing employee stock option and stock purchase plans
     3 Ratification of Price Waterhouse LLP as the Company's independent public accountants for 1998
     4    Changing the state of incorporation from California to Delaware

Separately, Centura and its largest shareholder, Newport Acquisition Company No. 2 LLC (NAC) have agreed to amend the Investor Rights Agreement (IRA) between the Company and NAC that was part of the significant debt to equity conversion transaction consummated in February, 1998. As a result, NAC will forego anti-dilution protection in connection with the grant of certain employee stock options and stock purchase rights in the future and its anti-dilution rights in connection with shares issued by Centura for asset purchases or royalty arrangements will be subject to specified thresholds and are thereby curtailed.

Centura, on the other hand, has agreed to immediately register the 11.4 million shares of Centura common stock acquired by NAC in the debt to equity conversion last February and approximately 1.2 million shares of common stock issuable upon the exercise of two Warrants granted by Centura to NAC in connection with NAC's anti-dilution rights under the IRA (prior to its amendment). However, NAC will continue to be subject to monthly volume trading restrictions until February 1999. The issuance of the Warrants to NAC will entail a non-cash charge to Centura's income in the second quarter per financial accounting standards (FAS 123).

In connection with the foregoing arrangements, John Bowman, Centura's Chief Financial Officer observed, "NAC's 11.4 million shares represent 38.6 percent of all issued and outstanding shares of the company. We have negotiated this contract modification to facilitate a 'soft landing' for the NAC shares in the market. We believe that having some shares available for sale each month going forward is preferable to having the total amount unlocked at once in February 1999. Centura's management and the Board of Directors are pleased with the outcome of the 1998 annual shareholders meeting, and we believe that the new agreement with NAC, in combination with the motions passed by the shareholders, puts Centura in a strong position to execute our strategy."

About Centura Software Corporation

Since its inception in 1984, Centura has been a leading supplier of tools used by developers to design and deploy client/server applications. SQLBase and SQLWindows created the standard for client/server development environment tools used to develop component-based applications and distributed object

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systems. Centura's current development environment includes SQLBASE, SQLBASE
EXCHANGE, SQLWINDOWS, CENTURA TEAM DEVELOPER, and CENTURA NET.DB. Today, Centura has 26 offices around the world and supports thousands of developers who embed our tools in millions of end users applications around the world. Centura is evolving its client/server products to be Web capable and Mobile ready. Current Centura products are all Year 2000 compliant.

For more information:

Centura Software Corporation                 Imagio Public Relations
John Bowman                                  Bridgitt Arnold
Senior Vice President, CFO                   Account Supervisor
(650) 596-3400                               (206) 625-0252
www.centurasoft.combridgitt@imagio.com


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